Exhibit 10.9

                                  May 25, 2004

Mr. Harold K. Fletcher
Tel-Instrument Electronics Corp.
728 Garden Street
Carlstadt, NJ 07072

Dear Hal:

      We want to confirm the terms and provisions pursuant to which Semaphore Capital Advisors, LLP ("Semaphore") will act as investment banker for Tel Instrument Electronics Corp. (the "Company"). This agreement supercedes all prior written and oral agreements between us (and with our predecessor in interest), which prior agreements are hereby declared null and void.

Section I: Services to be Rendered

      A)    Our services as investment banker will include (but not be limited
            to) the following, as requested by the Company:

            (i) Consulting with the Company and assisting in the development of a long-term strategic plan for realizing the value of the Company's assets, initiating discussions and negotiations with investor candidates, including strategic investor candidates (defined as corporations or other business entities in similar or related businesses or industries, hereinafter referred to as "Strategic Investors") and merger or acquisition candidates ("Merger Candidates"), as well as potential financial investment candidates (Strategic Investors, Merger Candidates and financial investment candidates are called herein collectively "Candidates"), and for achieving other agreed upon financial objectives;

            (ii) Advising the Company with respect to possible merger opportunities or acquisition candidates, including financial analysis, the receptivity of the financial markets and the effects on the Company of pursuing various opportunities;

            (iii) Attempting to arrange a sale of existing shares of the Company's stock held by certain shareholders to be identified by the Company, if requested by the Company, as part of an investment or separately, in one or more series of block sales or Transactions at market price or at another price that may be negotiated between the shareholders and one or more buyers introduced by us;
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            (iv) Assisting the Company in raising capital by (a) arranging a private placement of the Company's securities in the amount and on the terms agreed in writing and/or (b) advising on and assisting in obtaining an underwriter for a public offering of the Company's securities in such amount and on such terms as are agreed in writing;

            (v) Providing any other investment banking, financial, advisory or management-consulting services as may be agreed in writing between us and the Company, including (but not limited to) reviewing other business opportunities, rendering an opinion as to the potential impact of such business opportunities on the Company's valuation and assisting management in identifying candidates for the Board of Directors if requested by the Company.

      B) Information Memorandum. We will assist in the preparation of a private placement, executive summary, investment or information memorandum ("Information Memorandum"), which Information Memorandum may be in one or more formats and will include an executive summary and a business plan with detailed historical and projected financial statements which will describe the Company, its current and proposed future businesses, the Company's management and the investment opportunity. The Information Memorandum will also incorporate any other relevant information that may be customary and necessary or may be deemed by you and us to be desirable. The Company confirms that, in assisting in the preparation of the Information Memorandum, we will be relying upon information, both written and oral, and documents and data furnished by the Company to us or which have been approved by the Company, as well as information from generally recognized public sources (the "Information").

      C) Information and Documents. The Company will furnish to us such information, documents and other materials, respond to requests for information and take such other action as (i) shall be reasonably requested by us so as to permit and facilitate the carrying out of our activities under this Agreement and (ii) shall be reasonably requested by any Candidates (if approved by the Company) in connection with their analysis or due diligence review of a Transaction. (A "Transaction" is defined herein as any investment, corporate acquisition, merger, business combination or other corporate event described in
Section I, A, (I) - (IV).) If any event shall occur or condition develop as a result of which it is necessary or advisable, in our opinion, to amend or supplement any such previously furnished documents or materials in order that they will not contain an untrue statement of a material fact or omit any material fact necessary to make the statements made therein not misleading, then the Company shall prepare or cause to be prepared such updated, additional or supplemental documentation, which shall be acceptable to us for delivery to Candidates for the purpose of correcting such statement or omission. In the event that the Company determines that no such amendment or supplement is required, we may terminate the Agreement. The Company may unilaterally decide to amend, update, revise or add supplemental data to the Information at any time it chooses and we may distribute such updated information and documents to the Candidates. We agree that we will only distribute information or documents pursuant to this Agreement, which we in good faith believe to be in compliance with Federal and state securities and other laws.


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      We will not provide an Information Memorandum or other confidential information about the Company to any Candidate that is in a business similar to or competing with the Company unless such Candidate executes a confidentiality or non-disclosure agreement acceptable to the Company. We will use our best effort to obtain an executed non-disclosure agreement before providing an Information Memorandum or other confidential information to any other Candidate, not in a similar or competing business. In any event, we will not provide an Information Memorandum or Confidential Information to any Candidate unless first approved by the Company.

      The Company shall be under no obligation to negotiate with any Candidate and the Company has the sole discretion whether or not to enter into a definitive agreement for a Transaction with a Candidate.

Section II: Fees, Expenses and Term

      A) Term. We will be the exclusive investment bankers to the Company commencing on the date of execution of this Agreement by both parties, provided however, that either party may withdraw from this Agreement at any time upon thirty days written notice to the other party given in accordance with Section IV, F, hereof.

      B) Post Termination. Within three business days after the effective date of any termination by the Company (the "Termination Date"), we will deliver to the Company a list of all Candidates (the "Covered Parties") with which we can confirm that (a) the Company, at our instigation or by our introduction, has had discussions or one or more meetings concerning a Transaction or has specifically requested Semaphore to have such a discussion during the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction by requesting a copy of the Information Memorandum after qualifying discussions with us and have received such Information Memorandum. Covered Parties shall not include Candidates contacted by us that have indicated they are not interested in the Company either during a preliminary qualifying conversation or after reading an executive summary or other preliminary business description.

      If the Company completes a Transaction with a Covered Party, within eighteen months of the termination of this Agreement, Semaphore shall be entitled to the fees set forth under subsections C, (iii) and (iv) or subsection
(D) under this Section II.

      On and after the Termination Date, we shall also, upon request, either destroy or return to the Company any and all Information, Information Memoranda, documents and confidential information of the Company (including extracts thereof), which are in our possession or control; except that we may keep copies of documents if required by NASD or SEC rules. The provisions concerning confidentiality, indemnification, compensation and the Company's obligation to pay fees and reimburse expenses contained herein, and ours and the Company's obligations contained in the Indemnification provisions, will survive any such termination, except to the extent expressly stated otherwise herein. We agree not to use any confidential


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information about the Company provided to us by the Company for any purpose other than in connection with our services hereunder or as directed by the Company.

      C) Compensation. The Company agrees to pay us the following compensation for our services hereunder (provided that no such fee shall apply to any Transaction with a current officer, director, shareholder or employee of the Company, or any family member or affiliate of any such person, all contrary provisions notwithstanding):

            (i) A non-refundable retainer in the amount of $30,000.00, payable in three installments, the initial $10,000.00 of which shall be paid upon signing this agreement and the remaining two installments of $10,000.00 each shall be paid in thirty-calendar-day increments beginning thirty days after the initial payment and the third shall be paid sixty calendar days after the initial payment. The retainer is intended to compensate us for investment banking services, particularly as described in subparagraphs (i), and (ii) in
Section I. The Company considers time of the essence in connection with these services and if, in the Company's reasonable judgment, we have not provided the services contemplated hereunder in a diligent manner, the Company may exercise its termination rights any time after sixty days from the date thereof, and after such termination, no further amounts specified in this subparagraph (i) shall be due and payable. In the event that we exercise our termination rights, no further amounts under this subparagraph (i) shall become due and payable.

            (ii) Monthly Payments. Commencing on the 90th day after execution hereof, the Company will pay Semaphore $5,000 per month, in advance, for the investment banking services set forth in this Agreement, for as many months as both the Company and Semaphore agree. In the event that either party wishes to terminate the arrangement set forth in this Paragraph C (ii), such Party shall give the other Party 15 days written notice thereof in accordance with Section IV, F.

            (iii) Success Fee. A Success Fee which shall be a percentage (defined below) of the Aggregate Consideration (except as further defined below) received by the Company from a Transaction closed with a Candidate (or upon closing a Transaction with a Covered Party, as defined in Section II, B, within twelve months after the Termination Date), which Success Fee will be paid when the Company receives the proceeds from the Transaction. The Success Fee is calculated as a percentage of the proceeds from the Aggregate Consideration (except as further defined in subsection E below) of any Transaction (or, in the event of a second transaction on an accumulated basis) according to the following formula:

                  8% on the first $5 million of transaction;
                  5% on the next $2.5 million;
                  2% on the next $2.5 million;
                  1% on the excess over $10 million.

      The $30,000 of monthly payments made under paragraph C (i) above shall be credited against the Success Fee payable under this subparagraph (iii) but shall not affect the warrants issuable under subparagraph (iv) below.


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In no event will the Success Fee payable be less than $100,000.

            The Success Fee payable to Semaphore for raising capital for the Company, in lieu of the above percentages, shall be 3% of the amount of mezzanine capital, 1% of bank debt and the percentages set forth above, for raising equity.

            (iv) Warrants. In addition to the Success Fee set forth above, the Company will issue to Semaphore, 5 year warrants to purchase shares of common stock of the Company.

            The warrants shall contain usual and customary exercise rights, terms and conditions (to be covered in a separate warrant agreement) and shall be exercisable (a) for that number of shares of common stock that shall be equal to 12.5% of the dollar amount of the Success Fee except that warrants issuable in connection with raising mezzanine financing shall be exercisable for Shares equal to 5% of the dollars so raised, and there shall be no warrants issuable in connection with raising bank debt; and (b) at a price per share equal to the value per share used in the Transaction, or if none, or if the Transaction effects a change of control, then at the closing price on the American Stock Exchange on the 20th business day prior to public disclosure of the letter of intent or the Transaction, whichever is sooner.

            For example, Semaphore's compensation based on a $5 million transaction shall be equal to success fee of $400,000 (8% x $5MM) less a $30,000 credit for the retainer paid and 5 year warrants to purchase 50,000 shares of common stock (12.5% of the dollar amount of the Success Fee) at an exercise price per share equal to the value of the shares in the Transaction, or if none, or if the Transaction effects a change of control then at the Closing price on the Amex, 20 business days before public disclosure of the letter or intent or Transaction, whichever is sooner.

            (v) The Company will also reimburse Semaphore for all documented, reasonable, out-of-pocket expenses incurred directly in connection with the completion of the first Transaction, in an amount not to exceed $10,000.

            (vi) Reset Provisions. In the event of a transaction in excess of $20 million in Aggregate Consideration, or in the event of a full auction sale of the Company, the Compensation payable to Semaphore shall be (a) a Cash Success Fee equal to 2% of the aggregate consideration of such Transaction, except that in the case of a full auction sale of the Company, the Cash Success Fee shall not be less than $600,000 and (b) warrants, calculated pursuant to the same formula used in subparagraph IV above.

            Other transactions, if any, and the formula used in subparagraphs
(ii) and (iv) of this Subsection C, shall not be otherwise taken into account in calculating the Reset Provision.

      (D) Subsequent Transactions. If a Transaction is consummated with a Candidate, then at any time thereafter prior to the anniversary of the date of termination of this Agreement, if the Company closes any additional Transaction or business combination with such Candidate, we will be entitled to receive a fee in cash payable upon the receipt of the proceeds from any


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such Transaction or business combination, based on the Aggregate Consideration of the Transaction or business combination using the following formula:

            i. Two and one-half percent (2.5%) of the first five million dollars of Aggregate Consideration or part thereof, plus

            ii.   One percent (1%) of any remaining Aggregate Consideration.

      (E) Aggregate Consideration. For purposes of this Agreement, "Aggregate Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation (as, if and when received), any contingent, earned or other assets or consideration, aid or payable, directly or indirectly, in connection with the Transaction, net of any indebtedness owed upon the same, it being the intention of this provision that the Aggregate Consideration shall mean the net equity value of any cash, tangible assets or measurable intangible assets acquired by, invested in, loaned to or transferred to the Company. The fair market value of any securities (whether debt or equity) or other similar property shall be determined by the closing or last sale prices of these securities (in the principal market on which the are traded) on the date of the consummation of the Transaction or the valuation of other assets placed upon them by the parties to the Transaction. If any non-cash consideration is a class of newly-issued, publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the twenty trading days subsequent to the fifth trading day after the consummation of the Transaction. If no public market exists for any securities issued in the Transaction or a class of securities is not intended to be publicly traded or convertible into publicly-traded securities, then the fair market value thereof shall be determined by the valuation placed upon these securities by the parties to the Transaction.

      In the event that the Company completes more than one Transaction during the term hereof, the Aggregate Consideration of all Transactions shall be combined for the purposes of applying the Success Fee schedule.

      (F) Notwithstanding any other provision herein, particularly including the exclusivity provisions, the parties agree that:

            (i) The current agreement among the Company, Semaphore and Investment Partners Group, shall continue according to its terms and the Company may extend such agreement on the same terms; and

            (ii) The Company may raise mezzanine and bank debt on its own, without using Semaphore for this purpose, and no fee will accrue to Semaphore in respect of any such mezzanine or bank debt raised by the Company; and

            (iii) Directors, officers or shareholders may bring potential merger, acquisition or other business combination candidates to the attention of the Board and the Board may, if it chooses, pay such directors, officers or shareholders a finders fee.


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      It is the intent of this agreement that the Company will compensate
Semaphore only for investment banking services outlined in Section 1, which are requested by the Company and provided by Semaphore.

Section III: Indemnification

      In consideration of our services on behalf of the Company in connection with any offering of securities, the Company agrees to indemnify and hold us harmless and each of our affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of ss.15 of the Securities Act of 1933) to the extent and as provided for in the indemnification provisions attached hereto as Addendum A and incorporated herein in their entirety. We agree to indemnify the Company, its affiliates, officers, agents and controlling persons, for our own willful misconduct or gross negligence in performing the services herein.

Section IV: Other

      A) Exclusivity. During the period that we are engaged by the Company, the Company shall not directly or indirectly initiate any discussions or other contacts or solicit any inquiries or indications of interest concerning a Transaction with any person without identifying such person to us within a reasonable period of time. The Company shall promptly furnish us with the names of all parties with whom the Company, its directors, officers and/or its controlling shareholders have conducted any discussions, received inquiries from or had any other related contacts within three months prior to the date hereof, concerning any potential investment in the Company or in any related Transaction with the Company and shall promptly inform us of the identity of any third party that subsequently makes any such inquiry and whose interest in a possible investment in the Company or in any other form of Transaction subsequently becomes known to the Company during the term of this Agreement.

      B) Confidentiality. Each party to this Agreement agrees to keep in strict confidence the proprietary and non-public information of the other party during the term of this Agreement and thereafter, provided, however, that the foregoing shall not prohibit disclosures (i) permitted by the parties in performing its obligations hereunder; (ii) required by law or legal process (provided notice is given prior to such disclosure); or (iii) of matters which become public other than by the actions of the disclosing party hereunder.

      C) No Brokers. The Company represents that, to the best of its knowledge, there are no brokers, representatives or other persons that have an interest in compensation due from this engagement or any Transaction contemplated hereunder that have not been identified to us.

      D) Applicable Law. This Agreement shall be constructed and enforced in accordance with the laws of the State of New York and the parties agree to submit themselves to the jurisdiction of the Federal and state courts located in New York City, which shall be the sole tribunals in which either party may institute and maintain a legal proceeding against the other party arising from any dispute thereunder. Service of process hereunder may be effected any where by such court's procedures or pursuant to the notice provisions set forth in Paragraph F under this Section (IV).


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      E) Waivers, Etc. If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect. No waiver by either party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto.

      Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Semaphore may assign its rights hereunder to an affiliate licensed as a broker under the Securities Exchange Act of 1934, provided that Semaphore guarantees the performance of its affiliate-assignee hereunder.

      F) Notices. All notices or other communications under this Agreement (including service of process pursuant to Paragraph D) must be in writing and sent by prepaid, first class mail, return receipt requested, or Federal Express, delivered by hand or transmitted by facsimile or email to the email address or facsimile number the other party. The addresses, email addresses and facsimile numbers of the parties for purposes of this Agreement are:

      (i) The Company:                  (ii) Semaphore Capital Advisors LLC

      Tel-Instrument Electronics Corp.   Semaphore Capital Advisors LLC
      728 Garden Street                  6 Suburban Avenue
      Carlstadt, NJ  07072               Stamford, CT  06901
      Attn: Joseph P. Macaluso           Attn: Roger Boyle
      Director, Finance and Admin.       Attn: Raymond J. Martin
      Fax: (203) 461-9421                Fax:  (203) 286-1463
      Email: JMAC@telinst.com            Email: rmartin@Semaphorecap.com

      With a copy to:

      Donald Stuart Bab, Esq.
      Sokolow Carreras LLP
      770 Lexington Avenue
      New York, NY  10021
      Tel.: (212) 935-6000
      Fax: (212) 935-4865


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      If the foregoing is acceptable to you, please indicate your approval by signing in the space provided and returning an executed copy of this Agreement to us.

                                           Sincerely yours,

      Accepted and agreed, this _____________ day of May, 2004

      TEL-INSTRUMENT ELECTRONICS CORP.


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